Exhibit 99.1

Digital Locations Announces SatennaTM – a Satellite to Smartphone Antenna Breakthrough

The Company’s technology team at Florida International University is on a development path to connect smartphones directly to satellites for high-speed Internet by modifying the smartphone only

SANTA BARBARA, CA, February 6, 2024 (GLOBE NEWSWIRE) – Digital Locations, Inc. (DLOC), the developer of SatennaTM, a breakthrough technology that will enable delivery of high-speed Internet from satellites directly to smartphones all over the world, today announced that its technology team at Florida International University (FIU) is developing a solution that only requires modifications on the smartphone side. This breakthrough can potentially eliminate the need to make costly and time-consuming modifications to existing, as well as future satellites.

Space is the new frontier for global wireless communication. From Elon Musk’s Starlink to Jeff Bezos’ Project Kuiper, to Iridium, to Viasat, to Globalstar, virtually all high-speed satellite Internet service today requires bulky fixed mount dish antennas connected to Wi-Fi modem routers. Leveraging decades of experience in antenna miniaturization and satellite communications, the FIU team is working with Digital Locations to develop a device-side only smart antenna solution, to enable high-speed Internet directly from satellites to smartphones anywhere in the world.

With the iPhone 14, Apple demonstrated that it’s possible to communicate short messages directly to and from a satellite high up in the sky. But current smartphone antennas are not designed for high-speed Internet applications, such as streaming Netflix from satellites moving at 17,000 mph. A next generation antenna solution must be developed… that’s SatennaTM.

Dr. Elias Alwan, lead researcher at Florida International University, commented, “The FIU team is developing a novel antenna solution that can dynamically and intelligently adjust for satellite positions, phase angle, beam forming and various satellite frequencies and user conditions.”

“This is a major breakthrough,” said Rich Berliner, CEO of Digital Locations. “Initially we envision SatennaTM in a test phase as an add-on to existing phones. However, if our technology were included in a future version of an Apple iPhone or a Samsung phone, then a user of one of these smartphones of the future could instantly connect to a satellite system offering high-speed Internet service. With total satellite coverage from the sky, the days are numbered for dead zones, dropped calls and slow data.”

Mr. Berliner concluded, “Starlink, the biggest of the low earth orbit (LEO) satellite operators, now has more that 5,500 LEO satellites in orbit with a plan to grow to more than 42,000 LEO satellites. Project Kuiper is planning to launch 3,236 LEO satellites. If we are successful with our current development plan, then satellite operators could potentially deliver their service directly to users anywhere in the world, without relying on traditional wireless carrier such as Verizon, AT&T, or T-Mobile. The market opportunity for our technology doesn’t stop at billions of smartphones, but also includes cars, planes, soldiers, robots and billions and billions of Internet-of-things devices of the future.”

The development of the Company’s SatennaTM technology is being performed under a sponsored research agreement with Florida International University, funded by Digital Locations. The Company has exclusive rights to license and commercialize the IP and technology that result from this project.

About Digital Locations, Inc.

Digital Locations, Inc., is the developer of SatennaTM, a breakthrough technology that will enable delivery of high-speed Internet from satellites directly to smartphones all over the world. Today, high-speed Internet (also known as broadband Internet) is only available in densely populated areas around the world. The rest of the world is still waiting. Elon Musk (SpaceX), Jeff Bezos (Blue Origin) and others are launching thousands of Low Earth Orbit (LEO) satellites. Unfortunately, without the use of additional equipment, the technology does not yet exist that will allow these satellites to deliver high-speed Internet directly to smartphones. Solving this problem represents an extraordinary business opportunity. Working with a research team from Florida International University (FIU), we are developing SatennaTM, a potentially disruptive technology that will finally make it possible for the wireless industry to offer high-speed Internet service from satellites directly to smartphones anywhere in the world, indoors and outdoors with no dead zones and no cell towers. Anyone, anywhere, regardless of location, economic status, race or gender will be able to access high-speed Internet service and benefit from remote learning, health care, government services, telework, participation in public affairs and even Netflix, Amazon and much, much more.

To learn more about Digital Locations please visit www.digitallocations.com

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